Execution Version

THIRD AMENDED AND RESTATED JOINT VENTURE

AND SHAREHOLDERS AGREEMENT

FOR P.T. SMELTING

between

MITSUBISHI MATERIALS CORPORATION,

P.T. FREEPORT INDONESIA,

MITSUBISHI CORPORATION,

NIPPON MINING & METALS COMPANY, LIMITED and

P.T. SMELTING

as amended on December 11, 2003

{PH007005.1}

TABLE OF CONTENTS

			PAGE

Article	1	DEFINITIONS AND INTERPRETATION	1
	1.1	Definitions	1
	1.2	Construction	5

Article	2	ESTABLISHMENT OF PTS	5
	2.1	Organization and Registration	5
	2.2	Articles of Association	5
	2.3	Undertaking by PTS	5

Article	3	CAPITAL, SHARES	6

Article	4	PREEMPTIVE RIGHTS	6
	4.1	Increase in Authorized Capital	6
	4.2	Preemptive Rights of Shareholders	6
	4.3	Consequences of Failure to Subscribe for Full Proportionate Share	6

Article	5	TRANSFER OF SHARES OR SUBORDINATED LOANS	7
	5.1	Approval Required for Transfer	7
	5.2	Prohibition on Certain Transfers	7
	5.3	Right of First Offer	7
	5.4	Consent to Certain Transfers by MMC, MC and NMM	8
	5.5	Consent to Certain Transfers to Subsidiaries	9
	5.6	Consent to Share Pledges in Connection With the Project Loans	9
	5.7	Shareholder's Right to Assign Shareholder Rights and Subordinated Shareholder Loans	9
	5.8	Mandatory Participation by a Third Party in the Share Capital of PTS	10
	5.9	New Shareholder to Become Bound by this Agreement	11
	5.10	Obligations Continuing	11

Article	6	BOARD OF DIRECTORS; PRESIDENT DIRECTOR	11

Article	7	BOARD OF COMMISSIONERS; PRESIDENT COMMISSIONER	11

Article	8	GENERAL PROVISIONS RELATING TO DIRECTORS AND COMMISSIONERS	12
	8.1	Dismissal	12
	8.2	Vacancy	12

Article	9	DIVIDEND POLICY	12

Article	10	NOT USED	12

Article	11	FINANCING	12

{PH007005.1}                          i

	11.1	Financial Plan	12
	11.2	Financing and Guarantees	12
	11.3	Share and Subordinated Loan Transfers	14
	11.4	Repayment of Shareholder Support	14

Article	12	COVENANTS	15
	12.1	General	15
	12.2	Governmental Approvals	15
	12.3	Execution Of Other Agreements	15
	12.4	Competition With PTS	15
	12.5	Agreed Return Adjustments	15
	12.6	Two Cent Support	16
	12.7	Subordination of Support Fee	16
	12.8	Subordination of Smelter License Royalty	16
	12.9	Subordination of Financial Disadvantage Payable to MMC, MC or NMM	16

Article	13	TERM OF THIS AGREEMENT	17

Article	14	DEFAULT	17
	14.1	Default	17
	14.2	Effect of Default	17
	14.3	Share and Subordinated Shareholder Loan Purchase Right	17
	14.4	Share Price	18
	14.5	Share and Subordinated Loan Transfer	18

Article	15	EFFECT OF TERMINATION AND DISSOLUTION	19

Article	16	DISPUTE RESOLUTION	19
	16.1	Amicable Settlement	19
	16.2	Arbitration Rules	19
	16.3	Arbitrators	19
	16.4	Arbitration Award	20
	16.5	Award to be Final and Conclusive	20
	16.6	Performance of Obligations Pending Decision	20
	16.7	Waiver of Right to Terminate Board of Arbitration	20

Article	17	REPRESENTATIONS AND WARRANTIES	20
	17.1	Corporate Power	20
	17.2	Statements True	20

Article	18	CONFIDENTIALITY	20
	18.1	Confidential Treatment/Permitted Disclosures	20
	18.2	Each of the Parties covenants and agrees not to	20
	18.2	Implementation	21
	18.3	Treatment of Project Information by PTS	22
	18.4	Obligations to Survive	22

{PH007005.1}                          ii

Article	19	ASSIGNMENT	22

Article	20	LAW AND INTERPRETATION	22
	20.1	Governing Law	22
	20.2	Governing Language of this Agreement	22
	20.3	Headings	22

Article	21	SEVERABILITY	22

Article	22	NOTICES	23
	22.1	Manner of Delivery/Addresses	23
	22.2	Change of Address	24

Article	23	FORCE MAJEURE	24

Article	24	ENTIRE AGREEMENT	24

Article	25	AMENDMENTS	24

Article	26	NO THIRD PARTY BENEFICIARIES	24

Article	27	NO CONFLICT WITH CREDIT DOCUMENTS	25

Article	28	MISCELLANEOUS	25

{PH007005.1}                          iii

THIRD AMENDED AND RESTATED JOINT VENTURE
AND SHAREHOLDERS AGREEMENT
THIS THIRD AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS AGREEMENT (this “Agreement” or “Shareholders Agreement”) is dated as of December 11, 2003 between MITSUBISHI MATERIALS CORPORATION (“MMC”), a corporation organized and existing under the laws of Japan; P.T. FREEPORT INDONESIA (“PTFI”), a limited liability company established under the laws of the Republic of Indonesia which is also domesticated in the State of Delaware, U.S.A.; MITSUBISHI CORPORATION (“MC”), a corporation organized and existing under the laws of Japan; NIPPON MINING & METALS COMPANY, LIMITED (“NMM”), a corporation organized and existing under the laws of Japan; and P.T. SMELTING (“PTS”), a limited liability company established under the laws of the Republic of Indonesia (each of the foregoing is sometimes referred to individually as a “Party” and together as the “Parties”, and each of MMC, PTFI, MC and NMM is sometimes referred to individually as a “Shareholder” and together as the “Shareholders”).
WHEREAS, the Shareholders are the shareholders of PTS, an Indonesian limited liability company formed to develop, construct and operate a copper smelter and refinery located at Gresik, East Java, Indonesia (the “Project”);
WHEREAS, MMC, PTFI and Fluor Daniel Asia, Inc. entered into that certain Joint Venture and Shareholders' Agreement dated as of October 25, 1995 concerning the development, construction, ownership and operation of the Project, and such agreement was amended and restated on May 24, 1996 and December 11, 1996 (collectively, the “Original Shareholders Agreement”);
WHEREAS, the Parties desire to further amend and restate the Original Shareholders Agreement to update its provisions and to reflect other matters approved by them;
NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereby agree that the Original Shareholders Agreement shall be amended and restated in its entirety as follows:

ARTICLE 1	DEFINITIONS AND INTERPRETATION
1.1Definitions.Unless otherwise defined herein, all capitalized terms used herein shall have the meaning as defined below:

“Accepting Shareholder” shall have the meaning set forth in Section 11.2(b).
“Affiliate” shall mean any entity which directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a party to this Agreement. Control shall be presumed to exist whenever one person or entity holds, directly or indirectly, through one or more intermediaries, twenty-five percent (25%) or more of the outstanding voting shares or interests in another entity.
“Auditor” means any independent firm of certified public accountants of good international repute, appointed by PTS and approved by a General Meeting of Shareholders.

{PH007005.1}                          1

“Basic Loan Proportion” means, for each Shareholder, the ratio of the total outstanding amount of principal and interest then owed by PTS to such Shareholder in respect of such Shareholder’s Subordinated Shareholder Loans to the total outstanding amount of principal and interest then owed by PTS in respect of all Subordinated Shareholder Loans, expressed as a percentage.
“Basic Share Proportion” means, for each Shareholder, the ratio of the total number of Shares then owned by such Shareholder to the total number of issued and outstanding shares of PTS, expressed as a percentage.
“Copper Cathode Export Sale and Purchase Agreement” means the Copper Cathode Export Sale And Purchase Agreement dated as of December 11, 1996 between PTS and MMC, MC and NMM, and any subsequent modifications, supplements or amendments thereto.
“Cost Overrun Subloans” means the First COS Subloans and the Second COS Subloans collectively, and “Cost Overrun Subloan” means any of them individually.
“Cost Overrun Support” shall have the meaning set forth in the Credit Documents. “Credit Documents” shall have the meaning set forth in the Loan Agreement. “Default” shall have the meaning set forth in Section 14.1.
“Defaulting Shareholder” shall have the meaning set forth in Section 11.2.
“DSRA Cash Shortfall Guarantee Agreement” means the DSRA Cash Shortfall Guarantee Agreement dated as of April 18, 2002 between PTS, MMC and The Bank of Tokyo-Mitsubishi, Ltd. (as successor to Tokyo-Mitsubishi International (Singapore) Ltd.), a financial institution organized under the laws of Japan, as facility agent under the Loan Agreement.
“Exemption Amount” shall have the meaning set forth in Section 12.5(b). “Exercise Notice” shall have the meaning set forth in Section 14.3.
“First COS Subloans” means the Subordinated Shareholder Loans in the aggregate principal amount of US$13,533,659.74 made by the Shareholders to PTS for the purpose of providing Cost Overrun Support pursuant to the First Subordinated Loan Agreements for Cost Overrun Support dated as of September 14, 1999 between PTS and each of the Shareholders.
“Government” shall mean any ROI ministry, department, political subdivision, agency, or commission.
“Loan Agreement” means that certain Loan Agreement dated as of December 11, 1996 by and among PTS and the Project Lenders, and any subsequent modifications, supplements or amendments thereto.
“Non-Subscribing Shareholder” shall have the meaning set forth in Section 4.3.
“Non-Subscribing Shareholder Shares” shall have the meaning set forth in Section 4.3.

{PH007005.1}                          2

“Original Subloans” means the Subordinated Shareholder Loans in the aggregate principal amount of $176,000,000 made by the Shareholders to PTS pursuant to the Subordinated Loan Agreements dated as of December 1996 between PTS and each of the Shareholders.
“Overdue Interest Rate” shall mean (i) with respect to amounts to be paid by a Party in Dollars, the Standard Dollar Interest Rate as changed from time to time from the due date of the payment to (but excluding) the date of payment, plus two percent (2%) (such rate to be adjusted simultaneously with each change in the Standard Dollar Interest Rate) and calculated on the basis of a three hundred sixty five (365) day year and actual days elapsed; and (ii) with respect to amounts to be paid by a Party in Rupiah, the Standard Rupiah Interest Rate as changed from time to time from the due date of the payment to (but excluding) the date of payment, plus five percent (5%) (such rate to be adjusted simultaneously with each change in the Standard Rupiah Interest Rate) and calculated on the basis of a three hundred sixty five (365) day year and actual days elapsed.
“Ownership Transfer Date” shall mean the date when, as a result of the exercise by the Project Lenders of their rights under the Project Loans, a third party (other than one or more of the Project Lenders or their successors or an entity majority-owned or controlled by any of them) becomes the owner of a majority (at least 50.1%) of the issued Shares.
“Project” has the meaning set forth in the preliminary statements. “Project Documents” has the meaning set forth in the Loan Agreement. “Project Information” has the meaning set forth in Section 18.1(a).
“Project Lenders” shall mean the agents and the lenders (other than the Shareholders), and that are party to the Project Loans, and their successors and permitted assigns.
“Project Loans” shall mean the senior loans made pursuant to the Loan Agreement (and related credit and security documentation) to finance the construction and initial working capital of the Project.
“Qualified Transferee” has the meaning set forth in Section 5.7.
“Refinery Expansion Subloans” means the Subordinated Shareholder Loans in the aggregate principal amount of US$9,600,000 made by MMC and PTFI to PTS for the purpose of the refinery expansion project pursuant to the Subordinated Loan Agreements for Refinery Expansion dated as of May 23, 2003 between PTS and each of MMC and PTFI.
“Restricted Payment” has the meaning set forth in the Loan Agreement.
“ROI” means the Republic of Indonesia.
“Second COS Subloans” means the Subordinated Shareholder Loans in the aggregate principal amount of US$22,866,340.26 made by the Shareholders to PTS for the purpose of providing Cost Overrun Support pursuant to the Second Subordinated Loan Agreements for Cost Overrun Support dated as of February 21, 2000 between PTS and each of the Shareholders.

{PH007005.1}                          3

“Share” or “Shares” means a share of common stock of PTS.
“Shareholder” has the meaning set forth in the opening paragraph of this Agreement.
“Shareholders Agreement” means this Third Amended and Restated Joint Venture And Shareholders Agreement, and any subsequent modifications, supplements or amendments hereto.
“Shareholder Support” has the meaning set forth in the Shareholder Support Agreement.
“Shareholder Support Agreement” means the Shareholder Support Agreement dated as of December 11, 1996 among the Shareholders, PTS, The Bank of Tokyo-Mitsubishi, Ltd. (as successor to Tokyo-Mitsubishi International (Singapore) Ltd.), as Facility Agent, Barclays Bank plc (as successor to Barclays De Zoete Wedd Limited), as Technical Agent, Mizuho Corporate Bank (USA) (as successor to The Industrial Bank Of Japan Trust Company), as Off-Shore Collateral Agent, and PT Bank Mizuho Indonesia (as successor to P.T. IBJ Indonesia Bank), as On-Shore Collateral Agent, and any subsequent modifications, supplements or amendments thereto.
“Smelter License Agreement” means the Smelter License Agreement dated as of December 11, 1996 between PTS and MMC, and any subsequent modifications, supplements or amendments thereto.
“Standard Dollar Interest Rate” shall mean the published prime commercial lending rate of JP Morgan Chase Bank or its successor.
“Standard Rupiah Interest Rate” shall mean the published prime commercial lending rate of The Bank of Tokyo-Mitsubishi, Ltd. Jakarta Branch or its successor.
“Subordinated Shareholder Loan” means a loan made by any Shareholder to PTS which by its terms is expressly made subordinate to the Project Loans, and includes the Original Subloans, the Cost Overrun Subloans, and the Refinery Expansion Subloans.
“Subsidiary” means any entity in which a Party to this Agreement holds, directly or indirectly, through one or more intermediaries, beneficial ownership of fifty percent (50%) or more of the voting shares or equity interests.
“Support Fee” shall have the meaning set forth in the Offshore Operation and Technical Assistance Agreement dated as of December 11, 1996 between PTS and MMC, and any subsequent modifications, supplements or amendments thereto.
“Termination Date” shall have the meaning set forth in the Loan Agreement.
“Transfer” means any pledge, mortgage, hypothecation, encumbrance, assignment, sale, conveyance or disposition, whether voluntarily, by operation of law, at judicial sale or otherwise.
“Transferring Shareholder” shall have the meaning set forth in Section 5.3(a).

{PH007005.1}                          4

“Two Cent Support” means the aggregate additional two cents (2¢) of floor treatment and refining charges paid by PTFI to PTS (i.e., the aggregate additional treatment and refining charges paid by PTFI to PTS resulting from an increase of the Floor TC’s and RC’s from twenty-one cents (21¢) to twenty-three cents (23¢)) as “Floor Price Support” in accordance with Section 3.07 of the Shareholder Support Agreement or any similar voluntary support arrangement.
1.2Construction.

(a)In this Agreement, unless the context otherwise requires, the singular shall include the plural and vice versa and reference to a gender shall include any other gender.
(b)Any reference herein to a Section or Sections is a reference to the referenced Section or Sections of this Agreement unless otherwise specifically provided.
(c)Any reference herein to an agreement is a reference to such agreement as amended, varied, added to, substituted, replaced, renewed, or extended from time to time.
(d)Any reference herein to any law or statute shall be construed as including all statutory provisions consolidating, amending, or replacing the law or statute referred to.

ARTICLE 2	ESTABLISHMENT OF PTS

2.1Organization and Registration. PTS has been established under the laws of the Republic of Indonesia, and is domiciled in Jakarta at Plaza Kuningan Menara Utara, Suite 302, Jl. H.R. Rasuna Said Kav. C 11-14, Jakarta 12940 Indonesia.

2.2Articles of Association. The Articles of Association of PTS have been published in the State Gazette of ROI No. 26 dated 29 March 1996 Supplement No. 3183. Subsequently, the Articles of Association have been amended and published in the State Gazette of ROI No. 102 dated 23 December 1997 Supplement No. 6006, the State Gazette of ROI No. 28 dated 6 April 1998 Supplement No. 42, the State Gazette of ROI No. 81 dated 8 October 1999 Supplement No. 6630, the State Gazette of ROI No. 33 dated 24 April 2001 Supplement No. 2605 and the State Gazette of ROI No. 69 dated 28 August 2001 Supplement No. 340. The Parties acknowledge that the provisions of this Agreement are more detailed in certain respects than the Articles of Association and the Parties agree that in such cases the more detailed provisions of this Agreement, as among the Parties, shall be applicable. In the event of any conflict between the provisions of this Agreement and the Articles of Association, this Agreement shall control and the Parties shall to the extent permitted by applicable law amend the Articles of Association to the extent of any such conflict, so as to be consistent with the provisions of this Agreement.

2.3Undertaking by PTS. PTS hereby agrees to carry out the management and administration of its businesses in accordance with the terms and conditions of this Agreement, and to perform all obligations intended under this Agreement to be undertaken or performed by PTS.

{PH007005.1}                          5

ARTICLE 3	CAPITAL, SHARES

PTS currently has authorized capital of Rp 2,850,544,000,000 [US$$1,304,000,000], divided into Shares of par value Rp218,600 (Two Hundred Eighteen Thousand, Six Hundred Rupiah) [US$100 (One Hundred United States Dollars)] each. All Shares are fully paid up. The Shares are currently owned by the Shareholders as follows:

Shareholder	Number of Shares	Amount Paid In (US$ Equivalent)
MMC	1,972,300	$197,230,000.00
PTFI	815,000	$81,500,000.00
MC	309,700	$30,970,000.00
NMM	163,000	$16,300.000.00
Total	3,260,000	$326,000,000.00

ARTICLE 4	PREEMPTIVE RIGHTS

4.1Increase in Authorized Capital. If the Board of Directors shall determine that PTS should increase its authorized capital, the Board of Directors shall give notice to the Shareholders and set a General Meeting of Shareholders for approval of the authorized capital increase. If approved by the General Meeting of Shareholders, the increase in the authorized capital of PTS shall take effect when the Articles of Association are duly amended and, when necessary, any Government approvals have been obtained.

4.2Preemptive Rights of Shareholders. Each Shareholder shall be entitled to subscribe for its Basic Share Proportion of any additional Shares issued by PTS as a result of an increase in the authorized capital as specified in Section 4.1. Upon receipt of notice from the Board of Directors of PTS's intention to issue additional Shares, each Shareholder shall notify PTS within fourteen (14) days whether it intends to purchase its Basic Share Proportion of the additional Shares to be issued. If the total number of Shares for which the Shareholders have exercised such pre-emptive right exceeds the total number of Shares to be issued, then each Shareholder exercising such pre-emptive right may acquire at least the number of Shares that bears the same ratio to the total number of Shares to be issued that such Shareholder's Basic Share Proportion bears to the aggregate Basic Share Proportion of all Shareholders giving such notice.

4.3Consequences of Failure to Subscribe for Full Proportionate Share.
Should any Shareholder elect not to subscribe for its full Basic Share Proportion of the Shares then being offered (a “Non-Subscribing Shareholder”), then such Non-Subscribing Shareholder shall thereafter have no greater rights than any person or entity not a Shareholder to subscribe for Shares later offered by PTS. In the event any Shareholder fails to notify the Board of Directors in writing within such thirty (30) day period that it will subscribe to its Basic Share Proportion of the new Shares to be issued, or notifies the Board of Directors in writing that it will not subscribe to such new Shares or will subscribe to fewer new Shares than those to which it is entitled, then the Board of Directors shall first offer such Shares (the “Non-Subscribing Shareholder Shares”)

{PH007005.1}                          6

to the other Shareholders. Each Shareholder receiving such notice shall have thirty (30) days to notify PTS whether it desires to purchase its Basic Share Proportion of the Non-Subscribing Shareholder Shares. If the total number of Non-Subscribing Shareholder Shares desired by the other Shareholders exceeds the total number of Non-Subscribing Shareholder Shares to be issued, then each Shareholder desiring Non-Subscribing Shareholder Shares may acquire at least the number of Non-Subscribing Shareholder Shares that bears the same ratio to the total number of Non-Subscribing Shareholder Shares to be issued that such Shareholder's Basic Share Proportion bears to the aggregate Basic Share Proportion of all Shareholders giving such notice; provided that should any Shareholder accept in writing less than the number of Shares to which it would be entitled under the foregoing, such Shareholder shall be entitled only to the number of Shares it has so accepted, and the remaining Shares shall be divided proportionately as above among those Shareholders who have accepted more than the number of Shares to which they would be entitled in accordance with the foregoing. If the other Shareholders do not subscribe for Non-Subscribing Shareholder Shares within the time limits established above, then the Board of Directors, subject to the Articles of Association of PTS, may offer such Shares to third parties, with the prior approval of a General Meeting of Shareholders. Upon completion of the foregoing transactions, the Basic Share Proportion of each Shareholder and the third party (if applicable) shall be adjusted in accordance with its ownership percentage.

ARTICLE 5	TRANSFER OF SHARES OR SUBORDINATED LOANS

5.1Approval Required for Transfer. Except as otherwise provided herein, or except as may be approved by the Board of Directors (subject to approval by the General Meeting of Shareholders), none of the Shareholders nor any person acting by authority of or for any of the Shareholders shall Transfer any or all of its right, title or interest in its respective Shares or its Subordinated Shareholder Loans, all such right, title and interest of each of the Shareholders being personal and non-transferable and non-assignable except as otherwise specified in this Agreement.

5.2Prohibition on Certain Transfers. Except as specifically permitted by the Credit Documents and this Agreement, no Shareholder shall, without the written consent of the other Shareholders or except in the case of a Transfer pursuant to Section 5.4, 5.7 or 5.8, make any Transfer of less than all of its Shares to a single transferee as a result of which either the transferring Shareholder or its transferee shall own less than five percent (5%) of all Shares of PTS then issued.

5.3Right of First Offer.

(a)No Shareholder (a “Transferring Shareholder”) shall Transfer any of its Shares or Subordinated Shareholder Loans to any third party, unless it shall have first offered to sell to the other Shareholders such Shares and assign such Subordinated Shareholder Loans by written notice to all the other Shareholders and the Board of Directors. The written notice shall contain a description of the number of Shares offered for sale and the amount and terms of the Subordinated Shareholder Loans offered for assignment, the price sought by the Transferring Shareholder, and any other material information necessary for the other Shareholders to make an informed decision whether to purchase the Shares and/or acquire the Subordinated Shareholder Loans.

{PH007005.1}                          7

(b)    Within thirty (30) days following receipt of the notice from the Transferring Shareholder, each Shareholder shall give written notice to all other Shareholders and the Board of Directors of its decision whether to purchase all or any portion of such Shares and/or assume all or any portion of such Subordinated Shareholder Loans. If the total number of Shares for which Shareholders have exercised such right exceeds the total number of Shares offered, or the total amount of Subordinated Shareholder Loans for which Shareholders have exercised such right exceeds the total amount of Subordinated Shareholder Loans offered, then each Shareholder exercising such right may acquire at least the number of Shares and assume at least the amount of Subordinated Shareholder Loans that bears the same ratio to the total number of Shares or Subordinated Shareholder Loans offered that such Shareholder's Shares or Subordinated Shareholder Loans bear to the total number of Shares or Subordinated Shareholder Loans of all Shareholders exercising such right; provided that should any Shareholder accept less than the number of Shares or amount of Subordinated Shareholder Loans to which it would be entitled under the foregoing, such Shareholder shall be entitled only to the number of Shares or amount of Subordinated Shareholder Loans it has so accepted, and the remaining Shares and Subordinated Shareholder Loans offered for Transfer shall be divided proportionately as above among those Shareholders who have accepted more than the number of Shares or amount of Subordinated Shareholder Loans to which they would be entitled in accordance with the foregoing.

(c)    Notwithstanding the right of first offer stated in Section 5.3(a) and (b), in the event that the total number of Shares or Subordinated Shareholder Loans accepted in writing as provided in Section 5.3(b) is less than all of the Shares or Subordinated Shareholder Loans offered for Transfer, the Transferring Shareholder may:

(i)    withdraw in whole or in part its offer to Transfer the number of Shares and amount of Subordinated Shareholder Loans offered; or
(ii)    Transfer (A) all of the Shares and/or Subordinated Shareholder Loans offered (including those accepted), or (B) if the Transferring Shareholder so determines, only Transfer those Shares or Subordinated Shareholder Loans that were not accepted by the other Shareholders. In either case, the Transfer shall be made only to a third party who is financially responsible and of generally recognized good business repute at terms no more favorable than offered to the Shareholders, after the Transferring Shareholder has notified the other Shareholders of the identity of the proposed purchaser and the terms of the proposed Transfer, and after the Transferring Shareholder has received the consent of the General Meeting of Shareholders, and any Government approvals required for the proposed Transfer.
5.4Consent to Certain Transfers by MMC, MC and NMM.

(a)    Notwithstanding the provisions of Sections 5.1, 5.2 and 5.3 or the Articles of Association, MMC shall have the absolute right to Transfer up to ten and four-tenths percent (10.4%) in total of the issued Shares and an equivalent amount of the Subordinated Shareholder Loans to MC and/or NMM, and/or, subject to the transferee

{PH007005.1}                          8

being of financial standing acceptable to the other Shareholders, in their reasonable determination, any other Japanese company(ies) engaging in the copper smelting business or trading business, provided that the transferee company(ies) agree to be bound to all of the terms and conditions hereof and the Articles of Association. No guarantees or other support from MMC shall be required to effectuate such Transfer of Shares and Subordinated Shareholder Loans by MMC. Each Shareholder agrees to vote in favor of such Transfer at a General Meeting of Shareholders at the request of MMC.

(b)    not used.

(c)    Notwithstanding the provisions of Sections 5.1, 5.2 and 5.3 or the Articles of Association, MC and NMM shall have the absolute right to Transfer their Shares and/or Subordinated Shareholder Loans to MMC.

5.5Consent to Certain Transfers to Subsidiaries. Notwithstanding the provisions of Section 5.1, 5.2 and 5.3 or the Articles of Association, any Shareholder shall, subject to its obligations under the Credit Documents, have the right to Transfer its Shares and Subordinated Shareholder Loans to a Subsidiary, provided that either of the following conditions are met:

(a)such Subsidiary shall be of financial standing acceptable to the other Shareholders (which acceptance shall not be unreasonably withheld); or

(b)the transferring Shareholder shall remain jointly and severally liable for its obligations assumed under this Agreement.

Notwithstanding the above:

(c)without the written consent of the other Shareholders or except in the case of a Transfer pursuant to Section 5.4 or 5.8, no Shareholder shall make any Transfer as a result of which either the transferring Shareholder or its Subsidiary shall own less than five percent (5%) of all Shares of PTS then issued; and

(d)no such Subsidiary shall cease to be a fifty percent (50%) or more owned Subsidiary of a Shareholder without first transferring all of the said Shares and Subordinated Shareholder Loans to the Shareholder or to another fifty percent (50%) or more owned Subsidiary of the Shareholder.

5.6Consent to Share Pledges in Connection With the Project Loans. Notwithstanding the provisions of Section 5.1, 5.2 and 5.3 or the Articles of Association, the Parties hereby consent to a hypothecation or pledge of Shares as required by the Credit Documents.

5.7Shareholder's Right to Assign Shareholder Rights and Subordinated Shareholder Loans. Should applicable laws, regulations or decrees of the ROI at any time limit the ability of any Shareholder to fully exercise the rights granted to it pursuant to this Agreement and the Articles of Association, then such Shareholder shall have the right to assign all of the rights and privileges conferred upon it under this Agreement and the Articles of Association to any other person or entity qualified to hold its Shares and Subordinated Shareholder Loans (the “Qualified Transferee”) and such Qualified Transferee shall be entitled to all of the privileges and to

{PH007005.1}                          9

exercise all of the rights of such Shareholder; provided, however, that such Qualified Transferee shall agree to be bound to all of the terms and conditions hereof.
5.8Mandatory Participation by a Third Party in the Share Capital of PTS.

(a)If, in the sole discretion of the Board of Directors, it becomes necessary in connection with the acquisition of the land for the Project, in connection with obtaining financing for the Project, or in order to comply with Indonesian laws, regulations and decrees, for a third party to acquire an interest in the share capital of PTS (the “Third Party Shareholder”), the Shareholders agree that Shares and Subordinated Shareholder Loans shall be tendered to the Third Party Shareholder in accordance with the procedure set forth in this Section 5.8.

(b)Not used.

(c)Before PTS shall issue new Shares to a Third Party Shareholder, if so requested by the Board of Directors, PTFI shall make an irrevocable tender in writing to Transfer to the Third Party Shareholder the number and type of Shares and the amount and type of Subordinated Shareholder Loans specified by the Board of Directors at the amount actually paid for the Shares by PTFI plus the outstanding principal amount and accrued interest of the corresponding portion of such Subordinated Shareholder Loans. PTFI shall send a copy of the tender to the other Shareholders and the Board of Directors. The tender shall be open for ninety (90) days from receipt by the Third Party Shareholder and the Board of Directors. If accepted by the Third Party Shareholder, PTFI shall promptly Transfer such Shares and Subordinated Shareholder Loans to the Third Party Shareholder upon receipt of payment therefor. In the event that PTFI is required to Transfer Shares to a Third Party Shareholder in accordance with this subsection (c) and if, as a result, PTFI retains ten percent (10%) or more of the issued Shares, the other Shareholders agree to revise the Articles of Association and any affected provisions of this Agreement as necessary such that PTFI shall retain, despite such forced Transfer of Shares, the shareholder veto rights it had prior to the Transfer pursuant to the Articles of Association. Furthermore, in the case of a forced transfer of Shares from PTFI to a Third Party Shareholder in accordance with this subsection (c) where PTFI retains ten percent (10%) or more of the issued Shares of the Company, pending formal amendment of the Articles of Association and this Agreement, the Shareholders agree that PTFI shall continue to have the same veto rights specified in the Articles of Association as though it were an owner of twenty percent (20%) of the issued Shares. The foregoing provision is subject to applicable Indonesian law.

(d)In the event of a forced Transfer in accordance with Subsection 5.8(c), the transferring Shareholder shall Transfer to the Third Party Shareholder good and marketable title to the relevant Shares and Subordinated Shareholder Loans, and shall, prior to the Transfer, be responsible to satisfy in full any liens, pledges, or other encumbrances on the Shares and Subordinated Shareholder Loans other than liens, pledges or encumbrances arising in connection with the Project Loans.

{PH007005.1}                          10

5.9New Shareholder to Become Bound by this Agreement. Any transferor of Shares or Subordinated Shareholder Loans shall, before the transfer is effected, cause the transferee (other than another Shareholder) to submit to all the other Parties a written confirmation and agreement in a form reasonably satisfactory to all the Parties to the effect that the transferee acknowledges all the provisions of this Agreement and (prior to the earlier of the Ownership Transfer Date and the Termination Date) the Credit Documents, and agrees to be bound by and to comply with all the provisions applicable to the transferor as if the transferee were originally a party to this Agreement and (prior to the earlier of the Ownership Transfer Date and the Termination Date) the Credit Documents.

5.10Obligations Continuing. In the event any Shareholder ceases to own Shares and hold Subordinated Shareholder Loans, such Shareholder shall cease to be a Party to this Agreement and shall thereafter not be entitled to any rights or benefits under this Agreement. However, such Shareholder shall not be released from any outstanding obligations hereunder (including the Shareholder's duty of confidentiality as stated in Article 18), in the Project Documents or under any guarantee unless the guarantee obligation is duly assumed by the transferee and such Shareholder is released with the written consent of the other Parties.

ARTICLE 6	BOARD OF DIRECTORS; PRESIDENT DIRECTOR

PTS shall be managed by a Board of Directors to be elected at the General Meeting of Shareholders. The Board of Directors shall consist of not less than three (3) and not more than eleven (11) Directors. Each Shareholder who holds nine percent (9%) or more of the issued Shares shall have the right to nominate one or more Directors. The number of Directors that each such Shareholder shall have the right to nominate shall be calculated by first dividing the Shareholder's percentage ownership of all issued and outstanding Shares of PTS by the number nine (9), then rounding any resulting fraction up or down to the nearest whole integer (a resulting fraction of one-half shall be rounded up). Each Shareholder covenants and agrees to vote as a Shareholder to elect as Directors the individuals nominated by each Shareholder who is entitled to do so. Each nominating Shareholder shall cause its nominated Director(s) to abide by the terms and conditions of this Agreement. MMC shall have the right to designate one of the Directors it nominates to be the President Director.

ARTICLE 7	BOARD OF COMMISSIONERS; PRESIDENT COMMISSIONER

PTS shall have a Board of Commissioners to be elected at the General Meeting of Shareholders. The Board of Commissioners shall consist of not less than three (3) and not more than five (5) Commissioners. Each Shareholder who holds twenty percent (20%) or more of the issued Shares shall have the right to nominate one or more Commissioners. The number of Commissioners that each such Shareholder shall have the right to nominate shall be calculated by first dividing the Shareholder's percentage ownership of all issued Shares of PTS by the number twenty (20), then rounding any resulting fraction up or down to the nearest whole integer (a resulting fraction of one-half shall be rounded up). Each Shareholder covenants and agrees to vote as a Shareholder so as to elect as Commissioners the individuals nominated by each Shareholder who is entitled to do so. Each nominating Shareholder shall cause its nominated Commissioner(s) to abide by the terms and conditions of this Agreement. MMC shall have the right to designate one of the Commissioners it nominates to be the President Commissioner.

{PH007005.1}                          11

ARTICLE 8	GENERAL PROVISIONS RELATING TO DIRECTORS AND COMMISSIONERS

8.1Dismissal. Each nominating Shareholder may at any time by advising the other Shareholders request the dismissal of such Directors or Commissioners as have been so nominated by it and request the replacement of such dismissed Directors or Commissioners by other nominated individual(s). Each Shareholder hereby covenants and agrees to vote as a Shareholder to appoint the selected replacements and dismiss the selected Directors or Commissioners as the case may be.

8.2Vacancy. In the event that the office of a Director or Commissioner becomes vacant by reason of death, resignation, removal or otherwise, the Shareholders agree to cause the election of a successor from nominees of that Shareholder which originally nominated the Director or Commissioner concerned.

ARTICLE 9	DIVIDEND POLICY

PTS shall declare and distribute by way of dividends all profits legally available for that purpose and permitted by the Project Loans after setting aside such reserves as may be required by law or by the General Meeting of Shareholders as provided in the Articles of Association.

ARTICLE 10	NOT USED

ARTICLE 11	FINANCING

11.1Financial Plan. Not later than November 1st of each year, the Board of Directors shall prepare and provide to the Shareholders for their approval an annual operating and capital budget. For reference purposes only in relation to the annual budgets, the Board of Directors shall also prepare a rolling three (3) year business plan. The rolling three (3) year plan shall not require the approval of a General Meeting of Shareholders.

11.2Financing and Guarantees. PTS shall use its best efforts to procure on the basis of its own resources the funds and financial facilities it requires, by using its assets as security. Except as otherwise expressly provided in the Credit Documents, Shareholder Support shall be provided by the Shareholders severally, and not jointly, in accordance with the terms set forth in the Shareholder Support Agreement or as may otherwise be agreed from time to time, and shall be upon such terms and conditions as approved by a General Meeting of Shareholders. If any Shareholder (a “Defaulting Shareholder”) fails to fulfill any of its obligations to provide Shareholder Support approved by a General Meeting of Shareholders, then the following provisions shall apply:

(a)    PTS or any non-defaulting Shareholder may immediately serve notice on the Defaulting Shareholder, with copies to all other Parties, declaring the Defaulting Shareholder to be in default and requiring it to remedy such default in full within ten (10) days of the date of the notice. Interest on overdue amounts shall be payable by the Defaulting Shareholder to PTS at the Overdue Interest Rate from the date payment was due until paid. All the rights, but not the obligations, of the Defaulting Shareholder as a Shareholder, lender of Subordinated Shareholder Loans, and Party to

{PH007005.1}                          12

this Agreement shall be suspended for as long as such default is unremedied or until the Defaulting Shareholder ceases to be a Shareholder and/or lender of Subordinated Shareholder Loans.

(b)    Upon the expiration of the ten (10) day period described in Section 11.2(a) without remedy of the default, each non-defaulting Shareholder shall have the right to acquire all or any portion of the Shares held by the Defaulting Shareholder and assume all or any portion of the Subordinated Shareholder Loans held by the Defaulting Shareholder by giving notice thereof within thirty (30) days. If the total number of Shares or total amount of Subordinated Shareholder Loans for which such notice has been given exceeds the total number of Shares or Subordinated Shareholder Loans held by the Defaulting Shareholder then each Shareholder giving notice (an “Accepting Shareholder”) may acquire at least the number of Shares and may assume at least the amount of Subordinated Shareholder Loans that bears the same ratio to the total number of Shares or Subordinated Shareholder Loans (as the case may be) of the Defaulting Shareholder that such Accepting Shareholder's respective Basic Share Proportion and Basic Loan Proportion bears to the aggregate Basic Share Proportions and Basic Loan Proportions of all the Accepting Shareholders. The Defaulting Shareholder shall transfer the appropriate number of its Shares and assign the appropriate amount of its Subordinated Shareholder Loans to each of the Accepting Shareholders within ten (10) days of receipt of such notice from the Accepting Shareholder, and each Shareholder's Basic Share Proportion and Basic Loan Proportion shall be adjusted accordingly. The purchase price for the Shares to be paid by the Accepting Shareholder shall be fifty percent (50%) of the aggregate amount paid up on such Shares by the Defaulting Shareholder, or the book value of such Shares as determined by the Auditor, whichever is less. The purchase price for the Subordinated Shareholder Loans shall be fifty percent (50%) of the aggregate outstanding principal and interest then due on the Subordinated Shareholder Loans to the Defaulting Shareholder. In either case the purchase price shall be paid on the date the Accepting Shareholder receives the Shares or the assignment of the Subordinated Shareholder Loans from the Defaulting Shareholder, or, in the case of the Shares, as soon thereafter as the book value may be determined by the Auditor.

(c)    If the total number of Shares or the total amount of the Subordinated Shareholder Loans accepted or assumed by the Accepting Shareholders is less than the total number of Shares owned or total amount of outstanding Subordinated Shareholder Loans held by the Defaulting Shareholder, the Defaulting Shareholder shall be required to sell any remaining Shares and assign any remaining Subordinated Shareholder Loans to a third party, designated by the Board of Directors and approved by a General Meeting of Shareholders, for the same price and payment terms as provided in Section 11.2(b) in the case of Transfer to an Accepting Shareholder. Upon Transfer of the Shares and Subordinated Shareholder Loans to a third party, the Basic Share Proportion and Basic Loan Proportion of each Shareholder and the third party shall be adjusted accordingly. For the execution of such sale of Shares and assignment of Subordinated Shareholder Loans to a third party, the Board of Directors shall be empowered for and on behalf of the Defaulting Shareholder to apply to, appear before, submit information, obtain approval from the competent authorities and to take any other action to accomplish the above Transfer of Shares and Subordinated Shareholder Loans.

{PH007005.1}                          13

11.3Share and Subordinated Loan Transfers. In the event that any Shareholder Transfers its Shares and/or Subordinated Shareholder Loans, the transferring Shareholder shall (to the extent permitted by the terms of the Credit Documents) arrange that its guarantee or loan obligations shall be duly assumed by the transferee consistent with the percentage of the Shares and amount of Subordinated Shareholder Loans Transferred, unless such transferee is prohibited or precluded from providing any guarantee or making such loan(s) under the laws, regulations and policies of the ROI, in which case the transferring Shareholder shall continue to assume its guarantee or loan obligations.

11.4Repayment of Shareholder Support. Repayment by PTS of Shareholder Support and other credit support provided to PTS by the Shareholders, regardless of the form in which it is contributed to PTS (whether as Subordinated Shareholder Loans or otherwise), shall have priority over payment of dividends in respect of the Shares, and shall be repaid by PTS in the following order of priority:

(a)First Priority:

Repayment of all amounts (if any) received by PTS or by the Project Lenders on behalf of PTS: (i) from MMC pursuant to the DSRA Cash Shortfall Guarantee Agreement and/or (ii) as a result of draws made on the Bank Guarantee (as defined in the DSRA Cash Shortfall Guarantee Agreement) for which MMC is liable, including interest accrued on any such amounts;
(b)Second Priority:
(i)    Repayment of any Two Cent Support provided by PTFI in excess of the Exemption Amount; and
(ii)    Repayment of Financial Disadvantage amounts (as defined in the Copper Cathode Export Sale and Purchase Agreement) owed by PTS to MMC, MC, or NMM and which are subordinated pursuant to Section 5.05(b) of the Shareholder Support Agreement;
with such foregoing payments (i) and (ii) to MMC, PTFI, MC and NMM having equal priority and being paid on a pari passu, pro-rata basis based on the amounts owed by PTS to each Shareholder;
(c)Third Priority:
Payment of smelter license royalties owed to MMC and which are subordinated pursuant to Section 5.05(b) of the Shareholder Support Agreement;
(d)Fourth Priority:
Repayment of the Refinery Expansion Subloans, with such payments to MMC and PTFI having equal priority and being paid on a pari passu, pro-rata basis based on the amounts owed by PTS to MMC and PTFI;

{PH007005.1}                          14

(e)    Fifth Priority:
(i)    Repayment of the First COS Subloans; and
(ii)    Repayment of the Second COS Subloans,
with such payments to the Shareholders having equal priority and being paid on a pari passu, pro-rata basis based on the amounts owed by PTS to each Shareholder;
(f)    Sixth Priority:

Repayment of unpaid interest accrued on the Original Subloans, with such payments to the Shareholders having equal priority and being paid on a pari passu, pro-rata basis based on the amounts owed by PTS to each Shareholder; and
(g)    Seventh Priority:

Payment of Support Fees owed to MMC and subordinated pursuant to Section 5.05(b) of the Shareholder Support Agreement.

ARTICLE 12	COVENANTS

12.1    General.
Each of the Parties agrees and covenants that it will work diligently on all major aspects of the Project including, but not limited to, facility design, securing of financing, and operation of the Project.
12.2    Governmental Approvals. Each of the Parties agrees and covenants that it shall during the term of this Agreement exert its best efforts to procure all of the required government approvals and licenses for the continuance of PTS and the attainment of PTS's objectives, including but not limited to all authorizations required under the Foreign Capital Investment Law and regulations.

12.3    Execution Of Other Agreements. Each of the Parties covenants and agrees to enter into and execute such other documents as are necessary to give full effect to the provisions of this Agreement.

12.4    Competition With PTS. Each Shareholder may, from time to time, be engaged in businesses which are directly or indirectly in competition with the business of PTS. While the Parties intend that each Shareholder shall be free to compete with each other Shareholder and with PTS, the Parties agree that none of the Project Information or other information which has been obtained concerning the Project or PTS shall be used by any Party to the detriment of the other Parties, or otherwise in contravention of Article 18.

12.5    Agreed Return Adjustments. The Shareholders hereby agree to make the following adjustments to their returns as Shareholders:

{PH007005.1}                          15

(a)In exchange for PTFI’s agreement in Section 12.5(b) to waive repayment of the Exemption Amount by PTS, which will accelerate the payment of certain Shareholder Support owed to MMC, MC and NMM and reduce their credit risk relating to the collection of such Shareholder Support, MMC, MC and NMM hereby irrevocably waive their 13% preferential return rights previously existing under former versions of the Shareholders Agreement. Such 13% preferential return rights are hereby terminated and shall be of no further force and effect; and

(b)In exchange for the agreements made by MMC, MC and NMM in Section 12.5(a) with respect to waivers of their previous 13% preferential return rights, PTFI hereby irrevocably waives the right to receive repayment from PTS, and PTS shall not be obligated to repay to PTFI, Fifteen Million Dollars (US$15,000,000) (the “Exemption Amount”) of the aggregate amount of Two Cent Support provided by PTFI to PTS. The Exemption Amount shall be applied to the Two Cent Support in the chronological order in which such Two Cent Support was provided to PTS.

12.6    Two Cent Support. Pursuant to Section 3.07 of the Shareholder Support Agreement, PTFI has provided Two Cent Support to PTS. PTS shall repay the Two Cent Support to PTFI, less the Exemption Amount, as a Restricted Payment in accordance with the priority set forth in Section 11.4(b)(i). PTFI further agrees that no interest has or shall accrue on the Two Cent Support amounts received by PTS, provided that the Two Cent Support is paid when due in accordance with Section 11.4(b)(i).

12.7    Subordination of Support Fee. MMC has agreed in Section 5.05(b) of the Shareholder Support Agreement to subordinate recovery of certain Support Fees. MMC further agrees that a Support Fee payment which is deferred pursuant to Section 5.05(b) of the Shareholder Support Agreement shall not be deemed to be a late payment subject to accrual of interest provided that the deferred Support Fee is paid when due in accordance with Section 11.4(g).

12.8    Subordination of Smelter License Royalty. MMC has agreed in Section 5.05(b) of the Shareholder Support Agreement to subordinate recovery of royalties due to MMC in accordance with the Smelter License Agreement. MMC further agrees that a royalty payment which is deferred pursuant to Section 5.05(b) of the Shareholder Support Agreement shall not be deemed to be a late payment subject to accrual of interest in accordance with Section 5.2 of the Smelter License Agreement provided that the deferred royalty payment is paid when due in accordance with Section 11.4(c).

12.9    Subordination of Financial Disadvantage Payable to MMC, MC or NMM. MMC, MC and NMM have agreed in Section 5.05(b) of the Shareholder Support Agreement that payment of any Financial Disadvantage (as defined in the Copper Cathode Export Sale and Purchase Agreement) owed by PTS to MMC, MC or NMM in accordance with the Copper Cathode Export Sale and Purchase Agreement (and interest accrued thereon) shall be subordinated to debt service under the Project Loans.

{PH007005.1}                          16

ARTICLE 13	TERM OF THIS AGREEMENT

This Agreement shall remain in force and effect as long as PTS continues to exist, unless earlier terminated as provided for in this Agreement.

ARTICLE 14	DEFAULT

14.1Default. Any of the following will constitute a “Default”:

(a)If any of the Shareholders shall be declared insolvent or bankrupt, or make an assignment or other arrangement for the benefit of creditors;

(b)If any of the Shareholders shall be dissolved or liquidated; or

(c)If any of the Shareholders shall at any time be in default in any material respect in the performance of any of its obligations under this Agreement or otherwise commit any material breach of this Agreement, and such default or breach shall continue for a period of sixty (60) days after a written notice demanding rectification of such default or breach has been given by PTS or any other Shareholder to the defaulting Shareholder, and, provided further, such default has been acknowledged by the defaulting Shareholder or confirmed by an arbitrator's judgment as provided in Article 16.

14.2    Effect of Default. Upon the occurrence of a Default, without prejudice to any other rights and remedies of the non-defaulting Shareholders or Shareholder, the rights of the defaulting Shareholder under this Agreement shall be suspended pending sale of the defaulting Shareholder's Shares and Subordinated Shareholder Loans as provided in Section 14.3 or for so long as the default is unrectified.

14.3    Share and Subordinated Shareholder Loan Purchase Right. In the event of a Default, each of the non-defaulting Shareholders shall have the right to purchase all or any part of the Shares and all or any part of the Subordinated Shareholder Loans held by the defaulting Shareholder, at the price determined in accordance with Section 14.4, by giving notice (an “Exercise Notice”) thereof to all the Shareholders within sixty (60) days after the default occurs. If the total number of Shares and/or amount of Subordinated Shareholder Loans for which Shareholders have exercised such right exceeds the total number of Shares and/or Subordinated Shareholder Loans of the defaulting Shareholder, then each Shareholder exercising such right may acquire at least the number of Shares and/or amount of Subordinated Shareholder Loans that bears the same ratio to the total number of Shares and/or Subordinated Shareholder Loans held by the defaulting Shareholder that such non-defaulting Shareholder's respective Basic Share Proportion and/or Basic Loan Proportion (as the case may be) bears to the aggregate Basic Share Proportion and/or Basic Loan Proportion of all non-defaulting Shareholders exercising such right; provided that should any Shareholder accept in writing less than the number of Shares and/or Subordinated Shareholder Loans to which it would be entitled under the foregoing, such Shareholder shall be entitled only to the number of Shares and/or Subordinated Shareholder Loans it has so accepted, and the remaining Shares and Subordinated Shareholder Loans offered for sale or assignment shall be divided proportionately as above among those Shareholders who have accepted more than the number of Shares and/or Subordinated Shareholder Loans to which they would be entitled in accordance with the foregoing. If the total number of Shares and/or

{PH007005.1}                          17

Subordinated Shareholder Loans for which Shareholders have exercised such right is less than the total number of Shares and/or Subordinated Shareholder Loans available, then the Board of Directors may offer such Shares and/or Subordinated Shareholder Loans to third parties, with the prior approval of a General Meeting of Shareholders. Upon completion of the foregoing transactions, the Basic Share Proportion and/or Basic Loan Proportion of each Shareholder and the third party (if applicable) shall be adjusted in accordance with its ownership percentage.
14.4    Share Price.For the purpose of the Transfer of the Shares and/or Subordinated Shareholder Loans of a defaulting Shareholder as stated in Section 14.3 above, the sale and purchase price of the Shares and/or Subordinated Shareholder Loans shall be: (i) the then book value of such Shares and/or the outstanding principal and accrued interest of the Subordinated Shareholder Loans (as applicable) as determined by the Auditor in the case of Subsections 14.1 (a) through (b) above, or (ii) seventy-five percent (75%) of the par value or then book value of such Shares as determined by the Auditor, whichever is less, and/or seventy-five percent (75%) of the outstanding principal and accrued interest of the Subordinated Shareholder Loans (as applicable) in the case of Subsection 14.1(c) above.

14.5    Share and Subordinated Loan Transfer.Within thirty (30) days after the purchase price of the Shares and/or Subordinated Shareholder Loans is determined in accordance with Section 14.4:

(a)the defaulting Shareholder shall:

(i)    execute and deliver to the purchaser the relevant documents required to transfer the Shares and assign the Subordinated Shareholder Loans;
(ii)    Transfer (consistent with the Credit Documents) to the purchaser the share certificate(s) (if any) relating to the Shares and loan and security documents relating to the Subordinated Shareholder Loans;
(iii)    deliver to the purchaser a letter of resignation from each of the Director(s) and Commissioner(s) appointed or elected on its nomination with a waiver of all claims for compensation for loss of office;
(iv)    deliver to the purchaser a bank check for one half of the amount of any stamp or other transfer tax or duty payable in respect of the Transfer of the Shares and Subordinated Shareholder Loans, failing which the purchaser may deduct such sum from the purchase price of the Shares and Subordinated Shareholder Loans;
(v)    deliver to the purchaser all books and records of PTS in its possession or in the possession of Director(s) or Commissioner(s) thereof elected or appointed on its nomination; and
(vi)    co-operate with the purchaser in the orderly transfer of the Shares and Subordinated Shareholder Loans and, where appropriate, control and management of the business and affairs of PTS to the purchaser.

{PH007005.1}                          18

(b)    The purchasing Shareholder shall deliver to the defaulting Shareholder a bank check for the purchase price of the Shares and Subordinated Shareholder Loans less any deduction in respect of stamp or other tax or duty in accordance with subparagraph (a)(iv) of this Section 14.5.

ARTICLE 15	EFFECT OF TERMINATION AND DISSOLUTION

Termination of this Agreement for any cause shall not release the Parties from any liability which at the time of termination has already accrued or which thereafter may accrue in respect of any act or omission prior to such termination. Further, any such termination hereof shall in no way affect the survival of rights and obligations of the Parties which are expressly stated elsewhere in this Agreement to survive termination hereof or the obligations of the Parties under any of the Project Documents. To the extent necessary to give effect to the termination provisions of this Agreement, the Parties hereby waive the provisions of Article 1266 of the Indonesian Civil Code to the extent they require judicial approval of the termination of contracts.

ARTICLE 16	DISPUTE RESOLUTION

16.1    Amicable Settlement.Any dispute arising out of or in connection with this Agreement or its performance, including the validity, scope, meaning, construction, interpretation, application, breach or termination hereof, shall to the extent possible be settled amicably by negotiation and discussion between the Parties. Any Party wishing to invoke the right to conduct such settlement negotiations shall give written notice to the other Parties of the substance of the dispute and propose a schedule of conferences to resolve the matter.

16.2    Arbitration Rules. Any such dispute not settled by amicable agreement within sixty (60) days of receipt of the written notice described in Section 16.1 (or such other period as may be agreed by all Parties in writing in any specific case) shall be finally settled by arbitration in Singapore as an international arbitration under the auspices of the Singapore International Arbitration Centre and applying the ICC Arbitration Rules. In the event of a conflict between the ICC Arbitration Rules and the terms of this Agreement, the terms of this Agreement shall govern. Documents may be submitted in either English or Japanese without the need for translation.

16.3    Arbitrators. Any arbitration hereunder shall be conducted in the English and/or Japanese languages before a panel of three arbitrators. Each arbitrator shall preferably be fluent in both English and Japanese, but if fluent in only one of such language, an interpreter shall be retained and paid for by the Parties equally. The arbitrators shall be appointed in accordance with the following provisions:

(a)where only two Parties are involved in the dispute, each Party shall appoint one arbitrator and the two arbitrators so appointed shall select the third arbitrator (who shall not be a resident or national of the same country as either of the Parties involved in the dispute). The third arbitrator shall act as the presiding arbitrator;

(b)if within a period of 30 days from the date of the notice of arbitration, a Party has failed to appoint an arbitrator, or, the two appointed arbitrators have failed to select the third arbitrator within 30 days after both arbitrators have been

{PH007005.1}                          19

appointed, the Chairman of the Singapore International Arbitration Centre shall appoint such arbitrator or arbitrators as have not been appointed; and

(c)    where more than two Parties are involved in the dispute, the Chairman of the Singapore International Arbitration Centre shall appoint each of the three arbitrators, and select one as the presiding arbitrator.

16.4    Arbitration Award. The award rendered in any arbitration commenced hereunder shall apportion the costs of the arbitration.

16.5    Award to be Final and Conclusive. The award rendered in any arbitration commenced hereunder shall be final and conclusive, and judgment thereon may be entered in any court having jurisdiction for its enforcement. The Parties expressly agree to waive any provision of any applicable law related to an appeal against the arbitration award, and accordingly there shall be no appeal to any court from the decision of the panel of arbitrators. No Party shall be entitled to commence or maintain any action in a court of law upon any matter in dispute until such matter shall have been submitted and decided as herein provided and then only for the enforcement of the board of arbitration's award.

16.6    Performance of Obligations Pending Decision. Pending submission to the board of arbitration and thereafter until the board of arbitration gives its award, the Parties hereto agree that they will continue to perform all their respective obligations under this Agreement without prejudice to the final judgment in accordance with the said award.

16.7    Waiver of Right to Terminate Board of Arbitration. The Parties hereto expressly agree to waive any provision of any applicable law related to the term of appointment of the board of arbitration. Appointment of the board of arbitration shall not terminate as of the sixth month from the date of its appointment. The mandate of the board of arbitration reconstituted in accordance with the terms hereof shall remain in effect until a final arbitral award has been issued by the board of arbitration.

ARTICLE 17	REPRESENTATIONS AND WARRANTIES

17.1    Corporate Power.Each Party warrants that it has full corporate power to enter into this Agreement and to perform its obligations hereunder according to the terms of this Agreement, and that it has taken all necessary corporate or other actions to authorize its entry into and performance of this Agreement.

17.2    Statements True. Each Party warrants that the statements made relating to it in this Agreement are true and accurate and that nothing further needs to be stated to prevent such statements from being misleading.

ARTICLE 18	CONFIDENTIALITY

18.2    Confidential Treatment/Permitted Disclosures. Each of the Parties covenants and agrees not to

{PH007005.1}                          20

(a)use for any commercial purpose other than in connection with the Project any of the proprietary or confidential information concerning the Project, including but not limited to proprietary and confidential technical information such as drawings, documents, specifications and non-public data and procedures, furnished by any Party or its Affiliates or developed for purposes of the Project (collectively, the “Project Information”), or

(b)divulge any Project Information to third parties without the consent of the other Parties; except that (i) any Party may disclose Project Information to such of its directors, officers, employees, consultants and advisors (including financial and legal advisors) as have a reasonable need to know such Project Information in connection with the Project Loans and its equity participation in the Project (in each case pursuant to a written agreement whereby the recipient agrees to keep such Project Information confidential); (ii) PTFI shall have the right to disclose such Project Information to the Government in furtherance of its obligations under the Contract of Work with the ROI; and (iii) each other Party may disclose Project Information as required in accordance with applicable laws and for the due enforcement of its rights hereunder and under the Project Documents.

Notwithstanding the above, no Party shall be under any obligation of confidentiality and restricted use as to any Project Information and knowledge based thereon, which, as evidenced by documents,
(c)was in the lawful possession of the receiving Party prior to the disclosure thereof by the disclosing Party and which was not obtained by the receiving Party either directly or indirectly from the disclosing Party or another Party, or

(d)is, after disclosure by the disclosing Party, lawfully disclosed to the receiving Party by a third party having no obligation of secrecy to the disclosing Party as to the said information, or

(e)is or at any time becomes available to the public through no act, failure to act or other legal fault of receiving Party. Specific information disclosed to a receiving Party shall not be deemed to be within the foregoing exceptions merely because such information is embraced by more general information in the public domain or is in the possession of the receiving Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving Party, but only if the combination itself and its principles of operation are in the public domain or in the possession of receiving Party.

18.2    Implementation. Each Party further agrees to make all reasonable efforts, and to take all reasonable precaution, to prevent any of its employees or personnel, or any other persons, from obtaining or making any unauthorized use of, or effecting any disclosure of any Project Information. The Parties shall implement this policy of confidentiality in part by appropriate contract provisions, including but not limited to appropriate terms in contracts of employment.

{PH007005.1}                          21

18.3    Treatment of Project Information by PTS. PTS shall treat all Project Information as confidential and shall not disclose all or any part of it to any third party or otherwise seek to exploit all or any part of it without the prior written consent of the Shareholder(s) from which it was derived; provided that Project Information may be disclosed by PTS (a) if required to be disclosed under any applicable law or regulation and (b) to its consultants, actual or prospective financiers or transferees thereof (or any of their legal counsel or consultants), the independent engineer appointed pursuant to the Project Loans or sub-consultants as reasonably necessary for their services to PTS or their participation in the Project, such disclosure to be pursuant to a written agreement whereby the recipient agrees to keep such Project Information confidential.

18.4    Obligations to Survive. The obligations contained in this Article 18 shall bind the Parties during the term of this Agreement and shall continue to bind the Parties after this Agreement is terminated (for whatever cause) or expires for a period of five (5) years thereafter.

ARTICLE 19	ASSIGNMENT

Except as provided herein concerning the authorized Transfer of Shares or Subordinated Shareholder Loans, no Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. In the event an assignment is consented to by the other Parties, this Agreement shall inure to the benefit of and be binding upon such assignee and its successors or assigns, and such assignee shall execute an appropriate document or documents as necessary to become a Party to this Agreement.

ARTICLE 20	LAW AND INTERPRETATION

20.1    Governing Law. The provisions of this Agreement shall be governed in all respects by and construed in accordance with the laws of Japan.

20.2    Governing Language of this Agreement. This Agreement is executed in the English language which shall be the governing language despite translation into any other language(s).

20.3    Headings. The headings of the Articles and Sections in this Agreement and table of contents shall not form part of this Agreement and shall be disregarded in interpreting and construing this Agreement.

ARTICLE 21	SEVERABILITY

If one or more of the provisions herein shall be void, invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality and enforceability of the remaining provisions contained shall not be affected or impaired in any way. Each Party hereto shall, in any such event, execute such additional documents as the other Party(ies) may reasonably request in order to give valid, legal and enforceable effect to any provision hereof which is determined to be invalid, illegal or unenforceable as written in this Agreement.

{PH007005.1}                          22

ARTICLE 22	NOTICES

22.1    Manner of Delivery/Addresses. Except as expressly set out in this Agreement to the contrary, all notices and other communications to be given to a Party under this Agreement shall be in writing in the English language and communicated by personal delivery, mail or facsimile from one Party to the other Party(ies) at their respective addresses as follows:

PTFI:        P.T. Freeport Indonesia
Plaza 89, 5th Floor
Jl. H.R. Rasuna Said Kav. X-7 No.6
Jakarta 12940 Indonesia
Attention: President Director
Fax Number: 62-21-850-6736

with a copy to:
P.T. Freeport Indonesia
1615 Poydras Street
New Orleans, LA 70112 U.S.A.
Attention: Treasurer
Fax Number: 1-504-585-3513

MMC:        Mitsubishi Materials Corporation
1-5-1 Otemachi
Chiyoda-ku
Tokyo 100-8117, Japan
Attention:    General Manager, Overseas Project Department
Base Metals Division, Metals Company
Fax Number: 81-3-5252-5848

MC:        Mitsubishi Corporation
2-16-3, Kounan
Minato-ku
Tokyo 108-8228, Japan
Attention: Division Manager,
Non-Ferrous Metals Division
Fax Number: 81-3-6405-8186

NMM:	Nippon Mining & Metals Company, Limited
2-10-1, Toranomon
Minato-ku
Tokyo 105-001, Japan
Attention: General Manager,
Planning & Coordination Department
Fax Number: 81-3-5573-7586

{PH007005.1}                          23

PTS:        P.T. Smelting
Plaza Kuningan Menara Utara, Suite 302
Jl. H.R. Rasuna Said Kav. C 11-14
Jakarta 12940 Indonesia
Attention: President Director
Fax Number: 62-21-522-9615

Subject to any express provisions contained in this Agreement to the contrary, the notices and other communications shall be deemed delivered when sent in the case of facsimile transmissions or personal delivery, and ten (10) days after sending in the case of mail.
22.2    Change of Address. Any Party hereto may at any time change its address by written notice to the other Parties of such change.

ARTICLE 23	FORCE MAJEURE

No Party shall be liable for any delay or failure in the performance of any of its obligations under this Agreement to the extent that such delay or failure is caused by Force Majeure, provided that the Party whose performance is prevented or delayed by such Force Majeure shall make every good faith effort to overcome or dispel the event of Force Majeure, and further provided that Force Majeure shall not excuse a failure to pay money when due. For the purposes of this Agreement, “Force Majeure” shall mean events or circumstances beyond the reasonable control of a Party such as lightning, fire, explosion, storm, wind, flood, tidal wave, earthquake, tempest or other natural disasters of overwhelming proportions or acts of God; civil commotion, rebellion, war, sabotage, riot, strike, lock out or industrial unrest; or the enactment of any law or regulation not existing or not applicable on the date of this Agreement by the Government which renders the Project economically impracticable, or the nationalization, expropriation or compulsory acquisition of the Project or any part thereof by the Government.

ARTICLE 24	ENTIRE AGREEMENT

This Agreement and the Credit Documents constitute the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any Party hereto.

ARTICLE 25	AMENDMENTS

This Agreement may not be modified or amended except in writing and with the unanimous agreement of the Parties hereto.

ARTICLE 26	NO THIRD PARTY BENEFICIARIES

Neither this Agreement nor any provision hereof is intended to confer upon any person, firm, corporation or other entity other than the Parties hereto any rights or remedies hereunder.

{PH007005.1}                          24

ARTICLE 27	NO CONFLICT WITH CREDIT DOCUMENTS

Each Party acknowledges (and upon any Transfer of Shares or Subordinated Shareholder Loans, each such transferee shall be deemed to have acknowledged) that it has read and is familiar with the terms and conditions of the Credit Documents and agrees that, prior to the earlier of the Termination Date and the Ownership Transfer Date, notwithstanding any provision in this Agreement to the contrary, such Party shall not take or permit to be taken any action pursuant hereto, or fail to take any action required hereunder, which shall conflict with any of its obligations under any of the Credit Documents or cause PTS to conflict with any of its obligations under the Loan Agreement.

ARTICLE 28	MISCELLANEOUS

The Parties agree to amend the Articles of Association of PTS as necessary to comply with this Agreement. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.
[signature pages follow]

{PH007005.1}                          25

IN WITNESS WHEREOF, the Parties have caused this Third Amended And Restated Joint Venture And Shareholders Agreement to be executed by their duly authorized representatives on the date and year and place first written above.
MITSUBISHI MATERIALS CORPORATION

By:    /s/ Akihiko Ide
Title: Executive Vice President

P.T. FREEPORT INDONESIA

By:    /s/ Robert R. Boyce
Title: Treasurer

MITSUBISHI CORPORATION

By:    /s/ Masayuki Takashima
Title: Senior Executive Vice President

NIPPON MINING & METALS COMPANY, LIMITED

By:    /s/ Kazuo Oki
Title: President

P.T. SMELTING

By:    /s/ Masahiro Nishida
Title: President Director

Signature page to Third Amended and Restated
Joint Venture and Shareholders Agreement for P.T. Smelting

{PH007005.1}

Execution Version

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED JOINT VENTURE
AND SHAREHOLDERS AGREEMENT

THIS FIRST AMENDMENT TO THIRD AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS AGREEMENT (this “Amendment”) is dated as of September 30, 2005 between MITSUBISHI MATERIALS CORPORATION ("MMC"), a corporation organized and existing under the laws of Japan; P.T. FREEPORT INDONESIA ("PTFI"), a limited liability company established under the laws of the Republic of Indonesia which is also domesticated in the State of Delaware, U.S.A.; MITSUBISHI CORPORATION ("MC"), a corporation organized and existing under the laws of Japan; NIPPON MINING & METALS COMPANY, LIMITED ("NMM"), a corporation organized and existing under the laws of Japan; and P.T. SMELTING ("PTS"), a limited liability company established under the laws of the Republic of Indonesia (each of the foregoing is sometimes referred to individually as a "Party" and together as the "Parties", and each of MMC, PTFI, MC and NMM is sometimes referred to individually as a "Shareholder” and together as the "Shareholders").

WHEREAS, the Shareholders are the shareholders of PTS, an Indonesian limited liability company formed to develop, construct and operate a copper smelter and refinery located at Gresik, East Java, Indonesia (the "Project");

WHEREAS, the Shareholders and PTS have entered into that certain Third Amended and Restated Joint Venture and Shareholders Agreement dated December 11, 2003 (the "Shareholders Agreement");

WHEREAS, MMC and PTFI have agreed to provided subordinated loans to PTS for the purpose of the second refinery expansion;

WHEREAS, the Parties desire to amend the Shareholders Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereby agree that the Shareholders Agreement shall be amended as follows:

ARTICLE 1.     DEFINITIONS AND INTERPRETATION

Unless otherwise defined herein, all capitalized terms used herein shall have the meaning as defined in the Shareholders Agreement.

ARTICLE 2. AMENDMENTS

The definition of “Refinery Expansion Subloans” shall be amended to read as follows:

“Refinery Expansion Subloans” means, collectively, (i) the Subordinated Shareholder Loans in the aggregate principal amount of US$9,600,000 made

{PH007005.1}                          1

by MMC and PTFI to PTS for the purpose of the refinery expansion project pursuant to the Subordinated Loan Agreements for Refinery Expansion dated as of May 23, 2003 between PTS and each of MMC and PTFI, and (ii) the Subordinated Shareholder Loans in the aggregate principal amount of US$8,000,000 made by MMC and PTFI to PTS for the purpose of the refinery expansion project pursuant to the Subordinated Loan Agreements for Second Refinery Expansion dated as of September 30, 2005 between PTS and each of MMC and PTFI.

ARTICLE 3.     MISCELLANEOUS

3.1    No Additional Amendment. Except as expressly set forth herein, the Shareholders Agreement shall remain in full force and effect without modification or amendment.

3.2    Counterparts. This Amendment may be executed in any number of counterparts and shall become binding when executed by each of the Parties. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

[signature pages follow]

{PH007005.1}                          2

IN WITNESS WHEREOF, the Parties have caused this First Amendment to Third Amended and Restated Joint Venture and Shareholders Agreement to be executed by their duly authorized representatives on the date and year and place first written above.

MITSUBISHI MATERIALS CORPORATION

By:     /s/ Akihiko Ide
Title: President Director

P.T. FREEPORT INDONESIA

By:     /s/ Robert R. Boyce
Title: Treasurer

MITSUBISHI CORPORATION

By:     /s/ Seiei Ono
Title: Senior Vice President, Division COO
Non-Ferrous Metals Division

NIPPON MINING & METALS COMPANY, LIMITED

By:     /s/ Masanori Okada
Title: President & Chief Executive Officer

P.T. SMELTING

By:     /s/ Mineo Hayashi
Title: President Director

{PH007005.1}                    Signature Page

Execution Version

SECOND AMENDMENT TO
THIRD AMENDED AND RESTATED JOINT VENTURE
AND SHAREHOLDERS AGREEMENT

THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED JOINT VENTURE AND SHAREHOLDERS AGREEMENT (this "Amendment") is dated as of April 30, 2008 between MITSUBISHI MATERIALS CORPORATION ("MMC"), a corporation organized and existing under the laws of Japan; P.T. FREEPORT INDONESIA ("PTFI"), a limited liability company established under the laws of the Republic of Indonesia which is also domesticated in the State of Delaware, U.S.A.; MITSUBISHI CORPORATION ("MC"), a corporation organized and existing under the laws of Japan; NIPPON MINING & METALS COMPANY, LIMITED ("NMM"), a corporation organized and existing under the laws of Japan; and P.T. SMELTING ("PTS"), a limited liability company established under the laws of the Republic of Indonesia (each of the foregoing is sometimes referred to individually as a "Party" and together as the "Parties", and each of MMC, PTFI, MC and NMM is sometimes referred to individually as a "Shareholder" and together as the "Shareholders").

WHEREAS, the Shareholders are the shareholders of PTS, an Indonesian limited liability company formed to develop, construct and operate a copper smelter and refinery located at Gresik, East Java, Indonesia (the "Project");

WHEREAS, the Shareholders and PTS have entered into that certain Third Amended and Restated Joint Venture and Shareholders Agreement dated December 11, 2003 (as amended, the "Shareholders Agreement");

WHEREAS, MMC and PTFI have agreed to provide subordinated loans to PTS for the purpose of the third expansion;

WHEREAS, the Parties desire to amend the Shareholders Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Parties hereby agree that the Shareholders Agreement shall be amended as follows:

ARTICLE 1.    DEFINITIONS AND INTERPRETATION

Unless otherwise defined herein, all capitalized terms used herein shall have the meaning as defined in the Shareholders Agreement.

ARTICLE 2.    AMENDMENTS

The definition of "Refinery Expansion Subloans" shall be amended to read as follows:

"Refinery Expansion Subloans" means, collectively, (i) the Subordinated Shareholder Loans in the aggregate principal amount of US$9,600,000 made by MMC and PTFI to PTS for the purpose of the refinery expansion project pursuant to the Subordinated Loan Agreements for Refinery Expansion dated as of May 23, 2003 between PTS and each of MMC and PTFI, (ii) the Subordinated Shareholder Loans in the aggregate principal amount of US$8,000,000 made by MMC and PTFI to PTS for the purpose of the refinery expansion project pursuant to the Subordinated Loan Agreements for

{PH007005.1}                          1

Second Refinery Expansion dated as of September 30, 2005 between PTS and each of MMC and PTFI, and (iii) the Subordinated Shareholder Loans in the aggregate principal amount of US$7,800,000 made by MMC and PTF to PTS for the purpose of the expansion project pursuant to the Subordinated Loan Agreement[s] for Third Expansion dated as of April 30, 2008 between PTS and each of MMC and PTFI.

ARTICLE 3.    MISCELLANEOUS

3.1     No Additional Amendment. Except as expressly set forth herein, the Shareholders Agreement shall remain in full force and effect without modification or amendment.

3.2     Counterparts. This Amendment may be executed in any number of counterparts and shall become binding when executed by each of the Parties. Each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same agreement.

[signature page follows]

{PH007005.1}                          2

IN WITNESS WHEREOF, the Parties have caused this Second Amendment to Third Amended and Restated Joint Venture and Shareholders Agreement to be executed by their duly authorized representatives on the date and year and place first written above.

MITSUBISHI MATERIALS CORPORATION

By: /s/ Yasunobu Suzuki
Name:    Yasunobu Suzuki

Title:	General Manager, Planning & Administration Dept. Metals Company

P.T. FREEPORT INDONESIA

By: /s/ Robert R. Boyce
Name: Robert R. Boyce
Title: Treasurer

MITSUBISHI CORPORATION

By: /s/ Shinichi Tana
Name: Shinichi Tana

Title:	Senior Vice President, Division C.O.O.,
Non-Ferrous Metals Division

NIPPON MINING & METALS COMPANY, LIMITED

By: /s/ Eiji Kato
Name:    Eiji Kato
Title:     Deputy Chief Executive Officer,
Copper Business Division, Resources & Metals Company

P.T. SMELTING

By: /s/ Mineo Hayashi
Name: Mineo Hayashi
Title: President Director

{PH007005.1}                    Signature Page